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As filed with the Securities and Exchange Commission on March 23, 2010.

Registration Statement No. 333-165415

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alma Maritime Limited
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Alma Maritime Limited Attention: Stamatis Molaris Pandoras 13 Glyfada 16674 Athens, Greece 011 30 210 894 4640 (Address and telephone number of registrant's principal executive offices)	CT Corporation 111 Eighth Avenue New York, New York 10011 (Name, address and telephone number of agent for service)

Copies to:
Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6050 (telephone number) (212) 309-6001 (facsimile number)	Andrew J. Pitts, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000 (telephone number) (212) 474-3700 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                 If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$271,687,500	$19,372*

Preferred Stock Purchase Rights(3)	—	—

*
Previously paid

(1)
Includes shares to be sold upon exercise of the underwriters' over-allotment option.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

(3)
The preferred stock purchase rights are initially attached to and trade with shares of our common stock registered hereby. Value attributed to such rights, if any, is reflected in the market price of our common stock.

                 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

              The Registrant is a Marshall Islands corporation. Section 60 of the Business Corporations Act of the Republic of the Marshall Islands (the "BCA") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

              A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

              To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.

              Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 60 of the BCA.

              The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. In this regard, the Registrant's Bylaws provide that such expenses (including attorneys' fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Registrant deems appropriate, and the Board of Directors may authorize the Registrant's legal counsel to represent a present or former director or officer in any action, suit or proceeding, whether or not the Registrant is a party to such action, suit or proceeding. The Registrant's Bylaws further provide for indemnification of directors and officers on the basis described above as being permitted by Section 60 of the BCA and provide, to the extent authorized from time to time by the Board of Directors of the Registrant, rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred to directors and officers of Registrant.

              The Articles of Incorporation of the Registrant provide that no director shall have personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but the liability of a director is not limited or eliminated (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for any transaction from which the director derived an improper personal benefit.

              Section 6 of the Underwriting Agreement, the form of which will be filed as Exhibit 1.1 hereto, provides that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 7 of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 7.    Recent Sales of Unregistered Securities.

              Since its inception, the Registrant has issued unregistered securities as described below. These issuances were exempt from registration as transactions not involving an offering in the United States under Regulation S of the Securities Act. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting the transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

              On June 24, 2008, the Registrant issued 1,000,000 shares of its common stock to its founders for an aggregate purchase price of $55.3 million, or $55.325 per share. On February 17, 2010, the Registrant issued 254,975 shares of its common stock for capital contributions equal to $55.325 per share made in 2008 and 2009.

              The foregoing does not give effect to a 1.2546863-for-1 stock split effected as a stock dividend on March 11, 2010.

Item 8.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Articles of Incorporation*
3.2	Form of Amended and Restated By-laws*
4.1	Form of Share Certificate*

Exhibit Number	Description
4.2	Forms of Subscription Agreement with Existing Stockholders
5.1	Opinion of Cozen O'Connor, Marshall Islands counsel to the Company, as to the validity of the Shares
5.2	Opinion of Morgan, Lewis & Bockius LLP with respect to certain matters of New York law
8.1	Opinion of Cozen O'Connor with respect to certain Marshall Islands tax matters
8.2	Opinion of Morgan, Lewis & Bockius LLP with respect to certain U.S. tax matters
10.1	Form of Management Agreement with Empire Navigation Inc.*
10.2	Newbuilding Contract, and addenda, for the Suez Topaz*
10.3	Newbuilding Contract, and addenda, for the Suez Diamond*
10.4	Newbuilding Contract, and addenda, for the Suez Jade*
10.5	Newbuilding Contract, and addenda, for the Suez Pearl*
10.6	Loan Agreement, dated June 23, 2008, with BNP Paribas Fortis (formerly known as Fortis Bank) and UniCredit Bank A.G. (formerly known as Bayerische Hypo-und Vereinsbank AG), as amended*
10.7	Form of Equity Incentive Plan*
10.8	Form of Stockholder Rights Agreement*
10.9	Form of Registration Rights Agreement*
10.10	Memorandum of Agreement for the Tango, as amended*
10.11	Memorandum of Agreement for the Waltz, as amended*
10.12	Memorandum of Agreement for the Cape Maria (ex Cape Pioneer)*
10.13	Letter Agreements, dated March 16, 2010, in respect of Newbuilding Contracts*
21.1	Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Cozen O'Connor (included in Exhibits 5.1 and 8.1)
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibits 5.2 and 8.2)
23.4	Consent of Drewry Shipping Consultants Ltd.*
23.5	Consent of Clarkson Valuations Limited*
23.6	Consent of Barry W. Martin, as director nominee*
23.7	Consent of Dr. Petros P. Papageorgiou, as director nominee*
23.8	Consent of Nimesh N. Patel, as director nominee*
23.9	Consent of Bert Van Druten, as director nominee*
24.1	Powers of Attorney (also included on signature page hereto)*

*
Previously filed.

**
To be provided by amendment.

(b)
Financial Statement Schedules.

              The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of Alma Maritime Limited or related notes thereto.

Item 9.    Undertakings.

              The undersigned registrant hereby undertakes:

    (1)
    To provide to the underwriters at the closing specified in the underwriting agreement share certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2)
    That for purposes of determining any liability under the Securities Act of 1933, as amended, or the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (3)
    That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4)
    That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece on March 23, 2010.

ALMA MARITIME LIMITED
By:	/s/ STAMATIS MOLARIS Name: Stamatis Molaris Title: Chief Executive Officer

POWERS OF ATTORNEY

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 23rd day of March, 2010.

Signature	Title

/s/ STAMATIS MOLARIS Stamatis Molaris	Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ STEWART CRAWFORD Stewart Crawford	Chief Financial Officer (Principal Financial and Accounting Officer)
* Hans J. Mende	Director

*By:	/s/ STAMATIS MOLARIS Sta- matis Molaris Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

              Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on March 23, 2010.

PUGLISI & ASSOCIATES
By:	/s/ DONALD PUGLISI Name: Donald Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Articles of Incorporation*
3.2	Form of Amended and Restated By-laws*
4.1	Form of Share Certificate*
4.2	Forms of Subscription Agreement with Existing Stockholders
5.1	Opinion of Cozen O'Connor, Marshall Islands counsel to the Company, as to the validity of the Shares
5.2	Opinion of Morgan, Lewis & Bockius LLP with respect to certain matters of New York law
8.1	Opinion of Cozen O'Connor with respect to certain Marshall Islands tax matters
8.2	Opinion of Morgan, Lewis & Bockius LLP with respect to certain U.S. tax matters
10.1	Form of Management Agreement with Empire Navigation Inc.*
10.2	Newbuilding Contract, and addenda, for the Suez Topaz*
10.3	Newbuilding Contract, and addenda, for the Suez Diamond*
10.4	Newbuilding Contract, and addenda, for the Suez Jade*
10.5	Newbuilding Contract, and addenda, for the Suez Pearl*
10.6	Loan Agreement, dated June 23, 2008, with BNP Paribas Fortis (formerly known as Fortis Bank) and UniCredit Bank A.G. (formerly known as Bayerische Hypo-und Vereinsbank AG), as amended*
10.7	Form of Equity Incentive Plan*
10.8	Form of Stockholder Rights Agreement*
10.9	Form of Registration Rights Agreement*
10.10	Memorandum of Agreement for the Tango, as amended*
10.11	Memorandum of Agreement for the Waltz, as amended*
10.12	Memorandum of Agreement for the Cape Maria (ex Cape Pioneer)*
10.13	Letter Agreements, dated March 16, 2010, in respect of Newbuilding Contracts*
21.1	Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Cozen O'Connor (included in Exhibits 5.1 and 8.1)
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibits 5.2 and 8.2)
23.4	Consent of Drewry Shipping Consultants Ltd.*
23.5	Consent of Clarkson Valuations Limited*
23.6	Consent of Barry W. Martin, as director nominee*
23.7	Consent of Dr. Petros P. Papageorgiou, as director nominee*
23.8	Consent of Nimesh N. Patel, as director nominee*
23.9	Consent of Bert Van Druten, as director nominee*
24.1	Powers of Attorney (also included on signature page hereto)*

*
Previously filed.
**
To be filed by amendment.

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PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
POWERS OF ATTORNEY